EXHIBIT 1
---------

                  SHARE PURCHASE AND SALE AGREEMENT


THIS AGREEMENT made as of the 20th day of July 1999.

BETWEEN:  JASMINE PACIFIC HOLDINGS LTD, 581115 BC LTD, 581116 BC
LTD, 581284 BC LTD, 581287 BC LTD, BRIAN INOUYE, SEAN TAN, SOUTH RIM FINANCIAL CORPORATION, 556375 BC LTD AND BRIAN INOUYE & ASSOCIATES LTD

(individually and collectively, the "Vendors")

AND: VESCAN EQUITIES INC., a body corporate incorporated under the laws of Alberta, and carrying on business in the City of Vancouver, British Columbia and whose shares are listed for trading over the counter on the Canadian Dealing Network

(the "Purchaser")

AND: INOUYE TECHNOLOGIES INC., a body corporate incorporated under the laws of British Columbia and carrying on business in the City of Vancouver, British Columbia

(the "Corporation")

WHEREAS the Vendors are the registered and beneficial owners of common shares in the capital stock of the Corporation (the "Inouye Shares"); and

WHEREAS the Vendors wish to sell, transfer and convey the Inouye
Shares to the Purchaser and the Purchaser is offering to purchase the Inouye Shares, subject to the terms and conditions contained herein;

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the mutual covenants, agreements, representations and warranties contained herein and other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged) the parties covenant and agree as follows:


                               ARTICLE I
                            INTERPRETATION

1.1 Where used herein, the following terms shall have the following meanings:

(a)  "Act" means the Income Tax Act (Canada),

(b)  "Agreement", "hereto", "hereof", "herein", "hereby", and
"hereunder" and similar expressions mean and refer to this Agreement as the same may be amended, modified or supplemented at any time or from time to time;

(c) "Assets" means the right, title and interest of the Corporation in, to and in the Inouye technologies and Intellectual Products;

(d) "ASC" means the Alberta Securities Commission ;

(e) "Closing" means the completion of the purchase and sale of the Inouye Shares pursuant hereto;

(f)  "Closing Date" means September 30 1999, subject to sub-section
9.3;

(g) "Closing Time" means 10:00 a.m. on the Closing Date or such other time as the parties hereto agree upon;


(h)  "Company Act" means the Company Act  (British Columbia);

(i)  ""Effective Date" means the Closing Date;

(j)  "Financial Statements" means the audited financial statements.

(k) "Vescan Share" means units one post-consolidated common share, in the capital stock of the Purchaser;

(l) "Indebtedness " means all liabilities, obligations, guarantees, indemnities, capitalized leases and indebtedness known or unknown, contingent or vested, of the Corporation;

(m) "Inouye Technologies" means and includes the intellectual property and proprietary information which is particularly described in Schedule "A" attached hereto, and which shall include the Improvements, any other proprietary information necessary for the design, development, manufacture, and sale of Inouye products and enhancements;

(n)  "Management Vendors" means Brian Inouye, Brian Inouye &
Associates and 556375 BC Ltd.;

(o) "Non-Management Vendors" means each of the Vendors other than the Management Vendors;

(p) "Intellectual Products" means those Inouye technologies described in Schedule "B" hereto;

(q)  "Purchase Price" means the purchase price set out in paragraph
2.1 hereof;

(r)  "Purchaser's Counsel" means Tuskey Chu Barristers and
Solicitors, of Vancouver, British Columbia; and

(s)  "CDN " means the Canadian Dealing Network .

1.2 Unless otherwise indicated, all dollar amounts referred to in this Agreement and in the attached Schedules shall be in Canadian funds.


                              ARTICLE II
                          PURCHASE OF SHARES

2.1 Subject to Closing, as of the Effective Date the Vendors hereby sell, assign, transfer and convey to the Purchaser, and the Purchaser hereby purchases from the Vendors, the Inouye Shares (the "Purchase Price'')

2.2 The Purchase Price shall be payable by the allotment and issuance to each of the Vendors of one fully paid and non-assessable post-consolidated Vescan Share for each Inouye Share held by the respective Vendors. Fractional post-consolidated Vescan Share will not be issued to any of the Vendors and where the exchange ratio provided for in this paragraph would otherwise result in a Vendor being entitled to receive a fractional post-consolidated Vescan Share, such fraction will be disregarded and the Vendor will receive the next lower number of whole post-consolidated Vescan Share.

2.3 The Vendors and the Purchaser acknowledge and agree that the issuance of the post-consolidated Vescan Shares are subject to the policies, rules and bylaws of the ASC and CDN and the post consolidated Vescan Shares contemplated to be issued to Vendors pursuant to this Agreement may be subject to escrow provisions imposed by the ASC and CDN. The Vendors and the Purchaser agree to be bound by and comply with all of the policies, rules and bylaws of the ASC and CDN in respect of the post consolidated Vescan Shares, and with all laws and securities regulations in respect of the trading of the post-consolidated Vescan Shares.


                             ARTICLE III
                              ELECTIONS.

3.1 The parties agree that they will jointly elect in prescribed form and within the time required under the provisions of Section 85 of the Act in order that, for income tax purposes, the Inouye Shares will be deemed to be transferred from the Vendors to the Purchaser at such amount as may be determined by the Vendors in the Vendors' sole discretion (the "Elected Amount").

3.2 The parties acknowledge that the Elected Amount is intended to equal the adjusted cost base of the Inouye Shares to the Vendors at the time of sale to the Purchaser. If it is subsequently determined that the Elected Amount does not equal the adjusted cost base then the Vendors and the Purchaser shall jointly elect in accordance with the provisions of subsection 85(7) or (7. 1) of the Act to have the transfer take place at an amended elected amount equal to the adjusted cost base.


                              ARTICLE IV
            REPRESENTATIONS AND WARRANTIES OF THE VENDORS

4.1 The Non-Management Vendors severally, in proportion to their respective ownership of Inouye Shares, hereby represent and warrant to and in favor of the Purchaser that, as of the date hereof and as at the Closing Date:

(a) the number of Inouye Shares listed opposite each Non-Management Vendor's name below will be issued and outstanding and owned by that Non-Management Vendors

Name                                Inouye Shares

Jasmine Pacific Holdings Ltd.        3,700,000
581115 BC Ltd.                       1,500,000
581116 B.C Ltd.                      1,000,000
581284 B.C Ltd.                      1,300,000
581287 B.C Ltd.                      1,200,000
Sean Tan                               450,000
South Rim Financial Corporation        500,000

TOTAL:                               9,650,000

(b) the Inouye Shares will be validly and issued and outstanding as fully paid and non-assessable with no options, contracts, calls, commitments or rights of any character relating thereto;

(c) each of the Non-Management Vendors will have the full capacity and authority to sell their Inouye Shares in accordance with the terms of this Agreement and all necessary corporate action, as the case may be, will have been taken;

(d) this agreement and all other documents executed and delivered by the Non-Management Vendors pursuant hereto constitute legal, valid and binding obligations of the Non-Management Vendors enforceable in accordance with its terms;

(e) each of the Non-Management Vendors will have legal and beneficial title to their Inouye Shares, which will be free and clear of all liens , encumbrances, adverse claims and demands created by, through, or under any of them;

(f) the Non-Management Vendors are not a party to any actions, suits or other legal, administrative or arbitration proceedings or government investigations which might reasonably be expected to result in impairment or loss of the Non-Management Vendors' interests in the Inouye Shares;

(g)  the entering into of this Agreement by the Non-Management
Vendors and the completion of sale by the Non-Management Vendors of the Inouye Shares pursuant hereto will not result in the violation of any law of Canada or in any province thereof;

(h) the entering into of this Agreement and the transactions contemplated hereby will not result in the violation of any of the terms and provisions of the constating documents of any of the Non-Management Vendors, as the case may be, or of the terms and provisions of any contract, indenture, lease or other agreement to which the respective Non-Management Vendors as a party, the breach of which could have a material adverse effect on the Inouye Shares;

(i) the copies of all instruments, agreements, other documents and written information set forth as, or referred to in Schedules to this Agreement, delivered to the Purchaser prior to the date of this Agreement, or specifically required to be furnished to the Purchase by the Non-Management Vendors pursuant to this Agreement are and will be complete and correct in all material respects;

(j) there is no written or oral agreement, option, understanding or commitment or any right or privilege capable of becoming an agreement, for the purchase from the Non-Management Vendors of the Inouye Shares; and

(k) the Non-Management Vendors have incurred no obligations or liabilities, contingent or otherwise, for brokers' or finders' fees in respect of this transaction for which the Purchaser shall have any obligation or liability.

4.2 The Management Vendors severally, in proportion to their respective ownership of Inouye Shares, hereby represent and warrant to and in favor of the Purchaser that as of the date hereof and as at the Closing Date:

(a) the number of Inouye Shares listed opposite each Management
Vendor's name below will be issued and outstanding and owned by that Management Vendor:

Name                          Inouye Shares

Brian Inouye                     450,000
562796 BC Ltd.                 6,050,000
Brian Inouye & Associates        550,000

TOTAL:                         7,050,000

(b) the Corporation is a private company duly incorporated, properly organized, validly existing and qualified to carry on business under the Company Act and has all necessary power, authority and capacity to own or other-wise hold its property and assets, is in good standing, and has conducted its business in accordance with applicable laws, the failure to comply with which would not have a material adverse impact on the Corporation;

(c) there will be $25,000 outstanding shareholders' loans owing to three Vendors by the Corporation;

(d)  the Corporation holds no assets other than the Assets;

(e) none of the Management Vendors or the Corporation are party to any actions, suits or other legal, administrative or arbitration proceedings or government investigations, actual or threatened, which might reasonably be expected to result in impairment or loss of the Management Vendors' interests in the Inouye Shares;

(f) the entering into of this Agreement by the Management Vendors and the completion of sale by the Management Vendors of the Inouye Shares pursuant hereto will not result in the violation of any law of Canada or in any province thereof ;

(g) the Corporation does not own any shares in any corporations or any beneficial interests in any other entities, nor is the Corporation a party to any agreements of any nature to acquire any such shares or beneficial interests or to acquire or lease any other business operations;

(h) the entering into of this Agreement, and the transactions contemplated hereby, will not result in the violation of any of the terms and provisions of the constating documents of any of the Management Vendors, as the case may be, or of the Corporation, or of the terms and provisions of any contract, indenture, lease or other agreement to which the Management Vendors or the Corporation is a party or by which the Assets are bound, the breach of which could have a material adverse affect on the Inouye Shares;

(i) there will be no material adverse chance in the quality of the Assets since the Effective Date;

(k) the Corporation will have good and marketable title to the Assets, free and clear of all material liens, mortgages, charges, costs, expenses, liabilities and encumbrances of every nature and kind whatsoever other than those set out in Schedule "D";

(l) there are no claims, claims for damages, actions, causes of action, suits or proceedings by or against the Corporation, or the Assets, either threatened or affecting the subject matter of this purchase and sale, nor any suits or proceedings at law or equity before or by any federal, provincial, municipal or other governmental department, commission, board, bureau, agency or instrumentality, which could adversely affect the business of the Corporation or the purchase and sale herein contemplated;

(m) the copies of all instruments, agreements, other documents and written information set forth as, or referred to in, Schedules to this Agreement, delivered to the Purchaser prior to the date of this Agreement, or specifically required to be furnished to the Purchaser by the Management Vendors and the Corporation pursuant to this Agreement are and will be complete and correct in all material respects;

(n) the Corporation has paid in a timely manner all liabilities owing to utilities authorities;

(o) the Corporation has paid any and all material debts, liabilities, costs, charges and expenses incurred in connection with the Assets which are due and owing, except as set out in Schedules "C" and "D" hereto;

(p) the Corporation is not in breach of any bylaws, statutes, regulations or ordinances in force affecting its business, whether municipal, federal or provincial,

(q) neither the execution nor delivery of this Agreement nor the completion of the transactions contemplated hereby will:

      (i) result in any fees, duties, taxes, assessments or other amounts relating to the Assets becoming due or payable (other than sales and similar taxes payable by the Corporation or the Purchaser in connection with the transaction contemplated hereby including, without limitation, under any municipal or provincial statute or regulation); or

      (ii) result in acceleration of any of the dates for payment of any of the liabilities of the Corporation;

(r) there has not been any material adverse change in the condition or operations of the business, assets or financial condition or prospects of the Corporation or any circumstance which might reasonably be expected to result in any such material adverse change;

(s) the business of the Corporation has been carried on only in the ordinary and usual course;

(t) the Corporation is not a party to or bound by any Material Contracts the result of which would have a material adverse affect on the Corporation or any of its assets and such Material Contracts will not require any consent or otherwise be affected in any material respect by the entering into of this Agreement and the performing of its terms;

(u) the Management Vendors have incurred no obligations or liabilities, contingent or otherwise, for brokers' or finders' fees in respect of this transaction for which the Purchase shall have any obligation or liability;

(v) all governmental licenses, consents, permits and authorities required for the conduct in the ordinary course of the operations of the business of the Corporation and the owning of the Assets, have been obtained, are validly issued and are in good standing and such conduct and uses are not in breach or default of any statute, bylaw, regulation, covenant, restriction, plan, permit, licence or authority;

(w) there is no written or oral agreement, option, understanding or commitment or any right or privilege capable of becoming an agreement, for the purchase from the Corporation of the Assets;

(x) no dividends have been made or authorized by the Corporation to the Vendors or former shareholders of the Corporation;

(y) the Management Vendors have no information or knowledge of any material facts relating to the Corporation's business or to the Inouye Shares which, if known to the Purchaser, might reasonably be expected to deter the Purchaser from completing the transaction of purchase and sale herein contemplated, except any such information which has been disclosed in writing to the Purchaser prior to the Closing Date;

(z) as of the date of this Agreement, there are no material liabilities of the Corporation of any kind whatsoever, whether or not accrued and whether or not determined or determinable, in respect of which the Corporation or the Purchaser may become liable on or after the consummation of the transaction contemplated by this Agreement other than:

      (i) liabilities disclosed on, reflected in or provided for in the Financial Statements;

      (ii) liabilities disclosed or referred to in this Agreement or otherwise disclosed in writing by the Management Vendors to the Purchaser;

      (iii) liabilities incurred in the ordinary course of business and attributable to the period since July 1 1999, none of which has been materially adverse to the nature of the business, results of operations, assets, financial condition or manner of conducting the business;

(aa) the Financial Statements have been prepared in accordance with generally accepted accounting principles and fairly and correctly set out and disclose in all material respects the financial position of the Corporation at the time or for the period indicated therein;

(bb) the Corporation has no Indebtedness to any person, firm, corporation or government or agency thereof including any Indebtedness which might by operation of law or otherwise now or hereafter constitute a material lien, charge or encumbrance upon any of the Assets other than as set out in Schedule " C " hereto;

(cc) there is no written or oral agreement, option, understanding or commitment or any right or privilege capable of becoming an agreement, for the purchase from the Management Vendors of the Inouye Shares or of any of the Assets; and

(dd) the Corporation has duly and timely filed all returns, elections, filings and reports in respect of income and other taxes required to be filed by it by law and all such returns, elections, filings and reports are true, complete and correct in all material respects; there are no tax arrears, including income tax, goods and services tax, employee withholdings or property tax nor any related interest or penalties owing to any foreign, federal, state, territorial or municipal tax authorities; the Management Vendors' have no knowledge of any delinquent taxes or any actual or threatened assessment of deficiency or additional tax or other governmental charge or a basis for such claim against the Corporation; there has been no tax audit of the Corporation by any taxing or other authority within 12 months of the Closing Date, the Management Vendors have no knowledge of any such audit currently pending or threatened and there are no tax liens on any of the Assets or the Properties; there are no agreements, waivers, or other arrangements with any taxation authority providing for an extension of time with respect to the filing of any tax return, election or payment of any tax, governmental charges , penalty, interest or fine, by the Corporation; there are no actions, suits, proceedings, investigations or claims now threatened or pending (to the knowledge of the Management Vendors) against or affecting the Corporation in respect of taxes, governmental charges, penalties, interest or fines, or any matters under discussion with any governmental authority relating, to taxes, governmental charges, penalties, interest or fines asserted by any such authority.


4.3 All statements contained in any certificate or other instrument delivered by the Vendors pursuant hereto or in connection with the transaction contemplated hereby shall be deemed to be representations and warranties by the Vendors hereunder.

4.4 The Vendors acknowledge and agree that the Purchaser has entered into this Agreement relying on the warranties and representations and other terms and conditions hereof and that no information which is now known or which may hereafter become known to the Purchaser or its officers, directors or professional advisors shall limit or extinguish the right to indemnity under this Agreement.

4.5 No investigations made by or on behalf of the Vendors at any time shall have the affect of waiving, diminishing the scope of or otherwise affecting any representation or warranty or covenant made by the Purchaser herein or pursuant hereto. No waiver by the Vendors of any term of this Agreement, in whole or in part, shall operate as a waiver of any other terms of this Agreement. In the event that Closing does not take place no party shall have any claim against the other for any breach of any representation or warranty contained in Articles IV and V.


                              ARTICLE V
           REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

5.1  The Purchaser represents and warrants to the Vendors (the
Vendors relying on such representations and warranties in entering into this Agreement) that as of the date hereof and as at the Closing Date:

(a) the Purchaser is a corporation duly incorporated under the laws of the Province of Alberta, is validly existing in good standing with respect to the filing of annual returns, and has the authority and capacity to enter into this Agreement and to carry out the transactions contemplated hereby;

(b) the Purchaser is not subject to any liabilities other than those disclosed in the Financial Statements for the period ended August 31 1998, except for liabilities incurred in the ordinary course of business which do not materially impair the value or prospects of the Purchaser and liabilities disclosed to the Vendors are those set out in Schedule "E" and "F".

(c) all information with respect to the business activities of the Purchaser publicly disclosed by the Purchaser is true and correct;

(d) all necessary corporate actions have been or will be taken to authorize the Purchaser to enter into and perform this Agreement and this Agreement constitutes a legal, valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms;

(e) there are no material claims or lawsuits outstanding or foreseen that would have a material adverse effect on the Purchaser's business, operations or assets;

(f) the entering into of this Agreement and the transactions contemplated hereby will not result in the violation or breach of any of the terms and provisions of any indenture, lease or agreement, written or oral, to which the Purchaser is a party or by which the Purchaser is bound or affected;

(g) the entering into of this Agreement by the Purchaser and the completion by the Purchaser of the purchase of the Inouye Shares pursuant hereto will not result in the violation of any law of the Province of British Columbia and Alberta or the laws of Canada applicable therein;

(h) the Purchaser has not made any arrangements, commitments or undertakings for the payment of any finder's fees, commissions or brokerage fees in respect of the transactions contemplated by this Agreement for which the Vendors will have any liability;

(i) the entering into of this Agreement and the transactions contemplated hereby will not result in the violation of any of the terms and provisions of the constating documents or bylaws of the Purchaser or the Purchaser's Listing Agreement with the CDN and ACS;

(j) the Purchaser is not in default of any requirements of the Securities Act (Alberta) and the rules and regulations thereunder or of the rules and policies of the CDN and

(k) there has not been any material adverse change since August 31 1998 in the business, assets, conditions (financial or otherwise), or results of operations of the Purchaser, except as generally disclosed.

(l) the entering into of this Agreement, and the transactions contemplated hereby, will not result in the violation of any of the terms and provisions of the constating documents of the Purchaser, or the terms and provisions of any contract, indenture, lease or other agreement to which the Purchaser's Assets are bound, the breach of which could have a material adverse affect on the Vescan Shares;

(m) there will be no material adverse chance in the quality of the Assets since the Effective Date;

(n) the Purchaser will have good and marketable title to the Assets, free and clear of all material liens, mortgages, charges, costs, expenses, liabilities and encumbrances of every nature and kind whatsoever other than those set out in Schedule "F";

(o) there are no claims, claims for damages, actions, causes of action, suits or proceedings by or against the Purchaser, or the Assets, either threatened or affecting the subject matter of this purchase and sale, nor any suits or proceedings at law or equity before or by any federal, provincial, municipal or other governmental department, commission, board, bureau, agency or instrumentality, which could adversely affect the business of the Purchaser or the purchase and sale herein contemplated;

(p) the copies of all instruments, agreements, other documents and written information set forth as, or referred to in, Schedules to this Agreement, delivered to the Corporation prior to the date of this Agreement, or specifically required to be furnished to the Corporation by the Purchaser pursuant to this Agreement are and will be complete and correct in all material respects;

(q) the Purchaser has paid in a timely manner all liabilities owing to utilities authorities;

(r) the Purchaser has paid any and all material debts, liabilities, costs, charges and expenses incurred in connection with the Purchaser which are due and owing, except as set out in Schedules
"E" and "F" hereto;

(s) the Purchaser is not in breach of any bylaws, statutes, regulations or ordinances in force affecting its business, whether municipal, federal or provincial,

(t) neither the execution nor delivery of this Agreement nor the completion of the transactions contemplated hereby will:

      (i) result in any fees, duties, taxes, assessments or other amounts relating to the Purchaser becoming due or payable including, without limitation, under any municipal or provincial statute or regulation; or

      (ii) result in acceleration of any of the dates for payment of any of the liabilities of the Purchaser;

(u) there has not been any material adverse change in the condition or operations of the business, assets or financial condition or prospects of the Purchaser or any circumstance which might reasonably be expected to result in any such material adverse change;

(v) the business of the Purchaser has been carried on only in the ordinary and usual course;

(w) the Purchaser is not a party to or bound by any Material Contracts the result of which would have a material adverse affect on the Purchaser or any of its assets and such Material Contracts will not require any consent or otherwise be affected in any material respect by the entering into of this Agreement and the performing of its terms;

(x) the Purchaser has incurred no obligations or liabilities, contingent or otherwise, for brokers' or finders' fees in respect of this transaction for which the Vendors shall have any obligation or liability;

(y) all governmental licenses, consents, permits and authorities required for the conduct in the ordinary course of the operations of the business of the Purchaser have been obtained, are validly issued and are in good standing and such conduct and uses are not in breach or default of any statute, bylaw, regulation, covenant, restriction, plan, permit, licence or authority;

(z) there is no other written or oral agreement, option, understanding or commitment or any right or privilege capable of becoming an agreement, except for this agreement for the purchase of the Corporation's Assets;

(aa) no dividends have been made or authorized by the Purchaser to the former shareholders of the Purchaser;

(bb) the Purchaser has no information or knowledge of any material facts relating to the Corporation's business or to the Inouye Shares which, if known to the Purchaser, might reasonably be expected to deter the Purchaser from completing the transaction of purchase and sale herein contemplated, except any such information which has been disclosed in writing to the Purchaser by the Corporation prior to the Closing Date;

(cc) as of the date of this Agreement, there are no material liabilities of the Purchaser of any kind whatsoever, whether or not accrued and whether or not determined or determinable, in respect of which the Vendors and the Corporation may become liable on or after the consummation of the transaction contemplated by this Agreement other than:

      (i) liabilities disclosed on, reflected in or provided for in the Financial Statements;

      (ii) liabilities disclosed or referred to in this Agreement or otherwise disclosed in writing by the Purchaser to the Corporation;

      (iii) liabilities incurred in the ordinary course of business and attributable to the period since August 31,1998, none of which has been materially adverse to the nature of the business, results of operations, assets, financial condition or manner of conducting the business;

(dd) the Financial Statements have been prepared in accordance with generally accepted accounting principles and fairly and correctly set out and disclose in all material respects the financial position of the Purchaser at the time or for the period indicated therein;

(ee) the Purchaser has no Indebtedness to any person, firm, corporation or government or agency thereof including any Indebtedness which might by operation of law or otherwise now or hereafter constitute a material lien, charge or encumbrance upon any of the Assets other than as set out in Schedule " F " hereto;

(ff) the Purchaser has duly and timely filed all returns, elections, filings and reports in respect of income and other taxes required to be filed by it by law and all such returns, elections, filings and reports are true, complete and correct in all material respects; there are no tax arrears, including income tax, goods and services tax, employee withholdings or property tax nor any related interest or penalties owing to any foreign, federal, state, territorial or municipal tax authorities;

5.2 All statements contained in any certificate or other instrument delivered by or on behalf of the Purchaser pursuant hereto or in connection with the transaction contemplated hereby shall be deemed to be representations and warranties by the Purchaser hereunder.

5.3 The Purchaser acknowledges and agrees that the Vendors have entered into this Agreement relying on the warranties and representations and other terms and conditions hereof and that no information which is now known or which may hereafter become known to the Vendors or its officers, directors or professional advisors shall limit or extinguish the right to indemnity under this Article.

5.4 No investigations made by or on behalf of the Purchaser at any time shall have the effect of waiving, diminishing the scope of or otherwise affecting any representation or warranty or covenant made by the Vendors herein or pursuant hereto. No waiver by the Purchaser of any term of this Agreement, in whole or in part, shall operate as a waiver of any other terms of this Agreement. In the event that Closing does not take place no party shall have any claim against the other for any breach of any representation or warranty contained in Articles IV and V.


                              ARTICLE VI
                       COVENANTS OF THE VENDORS

6.1  The Vendors covenant and agree that they will:

      (a) cause to be taken all proper steps, actions and corporate proceedings on the part of the Corporation (including the approval of the sale by the directors of the Corporation) to enable it to vest a good and marketable title to the Inouye Shares in the Purchaser, free and clear of all liens, mortgages, encumbrances, equities or claims of every nature and kind whatsoever; and

      (b) if necessary, forthwith after the execution of this Agreement, obtain all necessary consents that may be required in respect of the acquisition by the Purchaser of the Inouye Shares.


                             ARTICLE VIII
        SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS

7.1 All representations, warranties, covenants and agreements made by the Vendors in this Agreement or pursuant hereto shall, unless otherwise expressly stated, survive the Closing, execution of further conveyances and the Closing Date, the payment of the Purchase Price and any investigation at any the made by or on behalf of the Purchaser and shall continue in full force and effect for the benefit of the Purchaser for a period of one years following Closing save and except only any such representation, warranty, covenant or agreement relating to the Assets or any, breach or default related to fraud, in respect of any of which there shall be an unlimited survival period.


                              ARTICLE IX
                              INDEMNITY

8.1 The Vendors and the Purchaser (the "Indemnifying Party") hereby agree to indemnify the other (the "Indemnified Party") for, and to hold the Indemnified Party harmless against any and all costs, expenses (including legal fees on a solicitor and his own client basis), damages, liabilities and losses suffered or incurred by the Indemnified Party in connection with its reliance upon any of the representations, warranties or covenants of the Indemnifying Party set forth herein or contained in any document or certificate delivered by the Indemnifying Party pursuant hereto, in the event that any of such representations or warranties should prove to be inaccurate or untrue, or in the event that any of such covenants should be breached by the Indemnifying Party.


                              ARTICLE X
            CONDITIONS PRECEDENT TO PURCHASER'S OBLIGATION

9.1 Notwithstanding, anything herein contained, the obligation of the Purchaser to complete the purchase of the Inouye Shares hereunder is subject to the following conditions:

(a) the representations and warranties of the Vendors contained in this Agreement and in any certificate or document delivered pursuant to the provisions hereof or in connection with the transactions contemplated hereby shall be true on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date;

(b) all of the covenants, agreements and deliveries of the Vendors to be performed on or before the Closing Date pursuant to the terms of this Agreement shall have been duly performed;

(c) prior to the Closing Date the Corporation shall not have experienced any event or condition or taken any action of any character or have become aware of any action of any character that would adversely affect the Assets, or financial condition of the Corporation so as to materially reduce the value of the Assets to the Purchaser;

(d) the Purchaser and its counsel in their sole discretion are satisfied that at the Closing:

(i) the Purchaser will acquire good and valid title to the Inouye Shares free and clear of liens, charges and encumbrances;

(ii) this transaction will not be subject to being set aside under any applicable insolvency, bankruptcy, or similar legislation;

(e) the transactions contemplated by this Agreement shall have been duly approved by the boards of directors of the Corporation, the Purchaser, and by the CDN and the ASC If necessary, and the shareholders of the Corporation at the Annual General Meeting to be held on August 30 1999; and

(f) no federal, provincial, regional or municipal government or any agency there of shall have enacted any statute, regulation or bylaws or announced any policy that will materially and adversely affect the Assets or the right of the corporation to the full enjoyment of the Assets.

9.2 The foregoing conditions are for the exclusive benefit of the Purchaser and such conditions may be waived in whole or in part by the Purchaser on or prior to the Closing Date by delivery to the Vendors of a written waiver to that effect, signed by the Purchaser.


                              ARTICLE XI
      CONDITIONS PRECEDENT TO OBLIGATIONS OF EACH OF THE VENDORS

10.1 Notwithstanding anything herein contained the obligation of each of the Vendors to complete the sale hereunder is subject to the following conditions:

      (a) the representations and warranties of the Purchaser contained in this Agreement and in any certificate or document delivered pursuant to the provisions hereof or in connection with the transactions contemplated hereby shall be true on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date;

      (b) the Purchaser shall have performed and complied with all covenants, agreements and conditions required by this Agreement to be performed or complied with by it at or prior to the Closing Date; and

      (c) the transactions contemplated by this Agreement shall have been duly approved by the boards of directors of the Corporation, the Purchaser, and by the CDN and the ASC, and the shareholders of the Corporation at the Annual General Meeting to be held on August 30 1999; and

      (d) prior to the Closing Date the Purchaser shall not have experienced any event or condition or taken any action of any character or have become aware of any action of any character that would adversely affect the financial condition of the Purchaser so as to materially reduce the value of the Purchaser to the Vendors and the Corporation;

      (e) the transaction contemplated by this Agreement shall be declared void if the Purchaser fails to obtain at the Annual General Meeting to be held on August 30 1999 the shareholder's approval for the capital reorganization of the Purchaser wherein all outstanding shares of the Purchaser are consolidated on the basis of one common share for every one hundred shares whereby effectively reducing the number of issued and outstanding common shares prior to the Closing date not exceeding, two million four hundred thousand (2,400,000) common shares;

10.2 The foregoing conditions are for the exclusive benefit for the Vendors and any such condition may be waived in whole or in part by the Vendors at or prior to the time of Closing Date by delivering to the Purchaser a written waiver to that effect, signed by the Vendors.

10.3 The Closing Date as defined in Article I may be postponed until as late as October 20 1999 at the sole election of the Vendors.


                             ARTICLE XII
                         VENDORS' DELIVERIES

11.1 At the Closing the Vendors shall deliver or cause to be delivered to the Purchaser,:

      (a) a resolution of the board of directors of the Corporation approving the transfer of the Inouye Shares to the Purchaser;

      (b) share certificates for the Inouye Shares duly endorsed for transfer;

      (c) the corporate records and seals of the Corporation including, without limiting the generality of the foregoing, the Corporation's constating documents and all minutes and resolutions of the Corporation's directors and shareholders;

      (d) resignations of all of the directors and officers of the Corporation requested by the Purchaser (other than Brian Inouye who shall remain as a director of the corporation following Closing,) and releases by all such directors and officers of the Corporation of all claims they have against the Corporation, conditional on the completion of the sale of the Inouye Shares pursuant hereto;

      (e) copies of all documents (including, without limitation, records, correspondence and contracts) that have not been previously delivered before Closing and that the Purchaser in its reasonable opinion considers to be necessary or desirable for the conduct by the Purchaser of any activities related to the Assets.


                             ARTICLE XIII
                        PURCHASER'S DELIVERIES

12.1 Subject to paragraph 2.3, at the Closing, the Purchaser shall deliver or cause to be delivered share certificate(s) for an aggregate of up to sixteen million seven hundred thousand
(16,700,000,) post-consolidated Vescan Shares registered in the names of those Vendors agreeing to sell their Inouye Shares to the Purchaser.

12.2 at the Closing the Purchaser shall appoint following four (4) directors to the board:

      Mr. Brian Inouye
      Mr. Sean Tan
      Mr. Shailen Singh
      Mr. Lonnie Hayward

      (a) resignations of all of the directors and officers and releases by all such directors and officers of the Purchaser of all claims they have against the Purchaser, conditional on the completion of the purchase of the Inouye Shares pursuant hereto;

      (b) copies of all documents (including, without limitation, records, correspondence and contracts) that have not been previously delivered before Closing and that the Corporation and Vendors in its reasonable opinion consider to be necessary or desirable.


                             ARTICLE XIV
                   LOSS OR DAMAGE PRIOR TO CLOSING

13.1 From the Effective Date to the Closing Date, the Management Vendors shall cause the Corporation and the Corporation shall continue to satisfy and comply with its obligations and shall not make or initiate any actions that could result in the default in or breach of any term, condition, provision or obligation to be performed under the Inouye Technologies, which would impair or result in the loss of the Corporation's interest in the Assets or adversely affect the business of the Corporation or the purchase and sale herein contemplated.

13.2 From the Closing Date, the Management Vendors shall consult with and follow the recommendations of the Purchaser with respect to the cancellation of contracts, agreements, commitments or other understandings or arrangements to which the Corporation is a party, including, without limitation, commitments for capital expenditures.


                              ARTICLE XV
                               NOTICES

14.1 Any notice or other writing required or permitted to be given hereunder shall be deemed to be sufficiently given if personally delivered, if mailed postage prepaid in any post office in Canada, or if given by telegram, telecopier, or facsimile, addressed as follows:

(a)         To the Vendors:         Inouye Technologies Inc.
                                    450 688 West Hastings Street
                                    Vancouver ,BC V6B 1P1
                                    Attention: Gregory Chu
                                    FAX No: (604) 687 6684


(b)         To the Purchaser:       Vescan Equities Inc.
                                    107 1576 Merklin Streett
                                    Whiterock, B.C. V4B 5K2
                                    Attention: L Haywood
                                    FAX No. (604) 983 8115

14.2 Any such notice given as aforesaid shall be deemed to have been given to the parties hereto when delivered, if personally delivered, on the third business day following the date of mailing, if mailed, and on the same day as the telegraphing, telecopying, or facsimile transmission thereof, if telegraphed, telecopied, or transmitted by facsimile, PROVIDED HOWEVER, that during the period of any postal interruption in Canada any notice given hereunder by mail shall be deemed to have been given only as of the date of actual delivery of the same.

14.3 Any party may from time to time by notice in writing given as aforesaid change its address for the purposes of this Article XV.

14.4 Corporation agrees to forward to the Vendors at its cost any notice to a Vendor, which it receives pursuant to paragraph 14. 1.


                             ARTICLE XVI
                          GENERAL PROVISIONS

15.1  Time shall be of the essence of this Agreement.

15.2 This Agreement contains the whole agreement between the Vendors and the Purchaser in respect of the purchase and sale of some or all of the Inouye Shares contemplated hereby and there are no warranties, representations, terms, conditions or collateral agreements, express, implied or statutory, other than expressly set forth in this Agreement.

15.3 This Agreement shall endure to the benefit of and be binding upon the parties hereto and, as applicable, their heirs, administrators, successors and assigns, and any reference herein to the Vendors or the Purchaser shall include, as applicable, their successors and assigns.

15.4 The parties hereto shall execute such further and other documents and do such further and other things as may be necessary to carry out and give effect to the intent of this Agreement.

15.5 This Agreement shall in all respects be governed by and be construed in accordance with the laws of the Province of British
Columbia.

15.6 If any one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable in any respect in any jurisdiction, the validity, legality and enforceability of such provision or provisions shall not in any way be affected or impaired thereby in any other jurisdiction and the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, unless In either case as a result of such determination this Agreement would fail of its essential purpose.

15.7 Wherever the singular or masculine is used herein, the same shall be deemed to include the plural or the feminine or the body politic or corporate where the context or the parties so require.

15.8 The headings to the clauses of this Agreement are inserted for convenience only and shall not affect the construction hereof.

15.9 Unless otherwise stated a reference herein to a numbered or lettered Article or paragraph refers to the Article or paragraph bearing that number or letter in this Agreement.

15.10 Unless otherwise indicated, all dollar amounts referred to in this Agreement are in Canadian dollars.

15.11 No public announcement or other public communication concerning the transactions contemplated herein will be made by any party without the prior written approval of the nature, content and publication thereof by the Vendors and the Purchaser, unless required to comply with legal, regulatory, reporting or other obligations applicable to any party in which case the parties will still use best efforts to consult each other on the announcement or communication.

15.12 All costs and expenses (including, without limitation, the fees and disbursements of legal counsel and any investment advisors' incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses unless otherwise agreed to between the parties.

15.13 This Agreement may be executed in one or more counter-parts and by facsimile, each of which counterparts so executed shall constitute an original and all of which together shall constitute the same agreement.

15.14 The parties undersigned have read, acknowledged, understood, and accepted or, in the case of Vescan Equities Inc., consented to,the terms of the offer above .

IN WITNESS WHEREOF this agreement has been executed by the parties hereto as of the day and year first above written


INOUYE TECHNOLOGIES INC.
By it's authorized signatories

Jasmine Pacific Holdings Ltd.
By it has authorized signatory


SEAN TAN

BRIAN INOUYE


Brian Inouye & Associates Ltd.
By it has authorized signatory


South Rim Financial Corporation
By it has authorized signatory


556375 B.C. Ltd.
By it has authorized signatories


581115 BC LTD
By it has authorized signatory


581116 BC LTD
By it has authorized signatory


581284 BC LTD
By it has authorized signatory


581287 BC LTD
By it has authorized signatory


The terms of the above offer are hereby acknowledged and consented to:

VESCAN EQUITIES INC.
By it has authorized signatories







SCHEDULE A

THE DESCRIPTION  INOUYE TECHNOLOGY

1.1.  Inouye Portable Dual Section  Power Line Conditioner

The Synergistic Power Line Conditioner ("SPLC") is a portable, dual-section, power-line conditioner designed to protect electronic equipment by suppressing high energy surges/transients, radio frequency interference, and all types of noise including pulsed, continuous, and intermittent. Virtually any electrical or electronic equipment that feeds interference into, or picks up interference from, the power lines will be adequately filtered. As a result, the performance and life span of the electronic equipment plugged into the SPLC will be greatly enhanced.

Since its inception, the SPLC has been considered a technological breakthrough product in terms of performance (it has a zero performance failure rate to-date). Over the last decade, it has earned over a dozen rave reviews from professional and trade publications across North America. The SPLC was used at the televised 1992 American Music Awards presentation for its theatrical lighting systems to enhance audio and video performance. In addition, the SPLC has also been used by numerous companies such as Pioneer to showcase their electronic products (e.g. stereo, video, TV, etc.) at trade shows and exhibitions.

The company is presently involved with further developing the technology for a commercial version of the SPLC in response to market interest. The commercial version is a permanent unit built into electronic equipment and appliances.

1.1.1.  Product Description

The SPLC consists of a 14 gauge aluminum chassis finished with semi-gloss black epoxy base enamel with gold silk-screening. The internal electronic components are securely mounted to a military specification double-sided PTH glass epoxy circuit board with a flash point of 23 C. The internal wiring is 14 AWG and is rated at 105 C. All the electronic components are CSA and UL approved. The SPLC has two isolated and individually grounded hospital grade outlets attached at the front panel. The rear panel consists of an IEC recessed 3-prong type power line receptacle with a high-frequency bypassed red-lighted 16A/250VAC rocker switch to control the electrical power. Power enters through a detachable two meter long 14AWG IEC line cord and passes through a standard 16A/250VAC IEC connector into a built-in 15 ampere thermal circuit breaker.

The SPLC is divided into four primary circuits, two secondary circuits, and two tertiary circuits. Each primary circuit comprises a set of two bi-directional high-frequency, low-pass filters for preconditioning and phase-compensation. Each of the secondary circuits comprise of two radio frequency interference suppression circuits to eliminate common-mode and differential noise. The third circuits each comprises of a double-fused, voltage and current transient-suppression circuit to suppress common-mode and differential spikes and surges. Visual indicators are provided to alert the user when the transient-suppression circuitry has been compromised. The SPLC device is rated at a maximum output power of 1,800 watts.

2.1.  Inouye VideoGuard Power Line Conditioner

The VideoGuard is similar to the SPLC in that it is also a portable power-line conditioner designed to protect electronic equipment by suppressing voltage transients, radio frequency interference, and pulsed, continuous, and intermittent noises. However, the VideoGuard uses a new patentable noise suppression technology designed in-house by the company's R & D department. This new technology enables the company to design the VideoGuard that is optimized for, not only high-end video applications, but general purpose television viewing. These enhancements also protect equipment, both CATV cable and electrical connections, from the onslaught of atmospheric disturbances such as lighting, safeguarding both the equipment in use and the user.

The company is currently pursuing patent protection on the product design in response to inquiries by Pioneer (for its video products) and Ricoh (for its photocopiers) to have the PowerBar Plus manufactured for them on an OEM basis.

2.1.1.  Product Description

The VideoGuard is a portable power-line conditioner designed to protect a television's AC power circuitry, TV/Antenna (CATV/ANT) input circuitry and any associated ancillary equipment such as DVD, LaserDisc or VHS machines.

Power-line conditioning is afforded by way of an electronic multi-stage, bi-directional noise suppression system and a three level, high-energy, transient and surge protector (patent pending).

The VideoGuard is available in two versions. Both units are housed in a matte-black, textured, glass-filled polycarbonate (Lexan(tm)), injection-molded plastic case ensuring a virtually indestructible and fire-retardant structure.

All the electronic components are CSA certified and UL listed where necessary and assembled to the strictest of instrument-grade commercial standards. All internal electronic components are securely mounted to a military specification double-sided, plated-through-hole (PTH), glass-epoxy circuit board.

The VideoGuard comes as a completely assembled unit. An 18 page owner's manual prepared by our applications engineering department answers ten of the most frequently asked questions regarding power-line conditioning. This manual is designed to fully acquaint the user with the VideoGuard and power related problems. Also included in the manual are fully illustrated diagrams detailing basic applications and the necessary precautions to take in order to maximize its use for a flawless installation.

3.1.  Inouye PM-2 Preamplifier and PA-100 Power Amplifier

Although the choices available for separate home audio systems are many and varied, in order to select a system that is matched in terms of compatible music recovery capability, the task becomes increasingly difficult. Many expensive separate home audio systems fail to achieve their sonic superiority due primarily to the lack of properly matched components. In order to eliminate problems of incompatibility, the PM-2 Dual Mono Preamplifier and the PA-100 Dual Mono Power Amplifier have been specifically designed to mate with each other as a pair, both sonically and aesthetically, to produce a fully optimized and compatible musical recovery system. This means that the sonic produced by the PM-2 and PA-100 system has a lower level of resolution and a greater spatial/ambient information recovery. As a consequence of this, the end result has a more layered and realistic 3-dimensional sound stage.

As of to-date, both the PM-2 preamplifier and PA-100 power amplifier has been produced on a limited basis and distributed for market testing. Based on the feedback received from industry sources, the musical quality produced by the pair is far more superior to many of the audio systems currently available in the market today. The company will begin full scale production of the PM-2 preamplifier and PA-100 amplifier in the near future.

3.1.1.  Product Description

The PM-2 preamplifier comprises of two chassis finished with semi-gloss, black epoxy enamel with gold silk screening. The remote power supply is housed in a 14 gauge aluminum chassis whereas the control chassis is contained in a black epoxy enameled, 16 gauge welded steel enclosure with aluminum cover. All electronic components are securely mounted to a military specification double side, PTH, glass epoxy circuit board with a flash point of 230 C. Front panel is made of 3/8 inch thick glass-beaded natural anodized matte finished aluminum plate.

The PM-2 preamplifier control chassis employs six highly regulated power supplies feeding a network of low-pass filters that supply a dual-channel line amplifier. All switches in the audio path are military specification silver plated for long life and quite operation. The main board includes a delay circuit that eliminates turn-on transients and harbors the line-stages and support circuitry. Optional daughter boards are available for phono stage circuitry or additional line-stage outputs. Frequency response is greater than 200kHz. Noise is down 90dB for a 1V output.

The PA-100 power amplifier is housed in a black epoxy enameled, 16 gauge welded steel enclosure with 1/8 inch thick black anodized aluminum lid. All visible screws are black steel alloy flat head socket screws. The front panel is a 3/8 inch thick glass-beaded natural anodized matte finished aluminum plate. The front panel support two custom designed solid aluminum handles finished as above. All electronic components are securely mounted to three military specification doubled-side, PTH, glass epoxy circuit boards.

The PA-100 power amplifier incorporates a three stage AC to DC high-current power supply. The dual channel (stereo) amplifiers are related at 100 watts RMS into an 8( load; 184 watts into a 4( load. Minimum continuous load is 2( operating as a class AB stereo power amplifier.

The input circuitry of the power amplifier is a matched, cascoded, bipolar transistor differential stage. Although a differential pair has twice the perceived noise (Fletcher-Munson effect) of a single-ended first stage, a well balanced differential first stage will inherently reject supply correcting, differential-amplifier stage has shown that perfectly matched transistors (thermally matched in a common package) and matched in terms of VBE and hFE would allow for the lowest possible VOS and total harmonic distortion; this assumes balanced choices for source and feedback resistance's. This is taken advantage of in this design by employing hand-selected, dual transistor pairs.

The input-stage is biased from a true current source whose output is converted to a single-ended current via a unity-gain current mirror. This current is necessary to feed the input of the very low input impedance of the emitter-follower predriver. This circuit topology achieves exceptional DC performance with very predictable and very reliable low VOS, nominally less than ( 2.0mV production spread, with little or no VOS (voltage offset) adjustment. The cascoded input-stage allows for the use of lower noise, lower voltage, dual bipolar transistors that would otherwise be prohibitive due to the higher supply rail voltages inherent in a power amplifier. This cascoding of the input-stage has the intrinsic ability of lowering noise at high frequencies as well. In addition to biasing each transistor of the differential stage at 2mA (which greatly increases slew rate), the cascode pair is biased from a regulated, highly stable, temperature compensated supply. Adjunct to the slew enhancement techniques applied above, simple emitter degeneration is implemented. By resistively and thermally matching these emitter resistors, any contribution to VOS is minimized. The complexity of properly applying cascoding substantially improves linearity, in particular by overcoming the inherent distortions caused by the "Miller" effect. This application also provides for the best possible common-mode and power supply rejection ratios.

The above mentioned "Miller" or "early voltage" effect is a phenomenon by which an effective feedback path between the input and output of a semiconductor device is provided by the capacitance between the specified electrodes. This can affect the total input impedance, which results in the total dynamic input capacitance being always equal to or greater than the sum of the static electrode capacitance's. The benefits of cascoding are extremely important at this stage where regenerative feedback is virtually ineffective for CMRR (common-mode rejection ratio) and PSRR (power supply rejection ratio).

To further reduce the effects of common-mode signals (thereby encouraging CMR), it was necessary to fully balance the AC impedance of the differential input-stage bipolar transistors. This involved more than simply equalizing resistor values; properly balancing the differential input-stage lowers distortion due to the reduction of output currents from the input-stage differential pair in response to common-mode input voltage. This reduction in the conversion process also decreases thermal drifts.

In view of the non-standard source impedance's available, this power amplifier has been specifically designed to mate with the PM-2 preamplifier, thereby ensuring optimized impedance matching and CMRR. The initial sonic benefits are improved low level resolution spatial and ambient information recovery and overall better specificity, which translates into excellent imaging and a more realistic 3-dimensional sound stage portrayal.

The thinking today has predominately assumed that the only solution to low-frequency group-delay distortion is the elimination of all coupling capacitors. Unless a no-holds-barred design, a truly direct-coupled amplifier (with absolutely no capacitors in the signal path or feedback circuitry) is inherently unreliable and prone to thermal drift. The consequences can be a significant, and often unpredictable amount of VOS at the speaker terminals due to temperature drift, semiconductor mismatch or simply component aging.
 The common practice today is to compensate any VOS drift with a comparator and a servo amplifier. This method of controlling VOS is to examine the output for excess VOS and apply an offsetting voltage to the amplifier input. The problem arises when we remember, that we must integrate the signal over its entirety and divide the result by the time during which it was examined. This gives us the average DC value of the waveform. Therefore, any VOS reduction circuitry can only respond after the fact ... too late, since the waveform has already passed through the amplifier before the error can be distinguished from the signal. Our solution, was to retain the coupling capacitors, but include a low-frequency, group-delay compensation network. This network directly compensates for the low-frequency attenuation created by the first and predominant roll-off. The low-frequency characteristics in the time domain from 1Hz to 10Hz is substantially improved with a -3dB corner frequency better than 3Hz as well as better low frequency transient response and overall control.

Another prerequisite of this amplifier was to ensure that the power bandwidth was passively limited, rather than being a manifestation of the active circuitry limitation. Therefore, the bandwidth of the total amplifier circuitry is limited by passive components in the low-frequencies, by way of the feedback path and at high-frequencies, by the input filter. This passive input filtering ensures the amplifiers overall frequency response remains well below the frequency limitations of the active componentry. The benefits are twofold, primarily freedom from instabilities, and equally as important, but often misunderstood - transient intermodulation distortion (TID). The low-frequency limiting is accomplished by a polypropylene bypassed, low ESR, audio grade, electrolytic capacitor. This capacitor guarantees that the output is referenced to ground potential, due to the increasing degenerative-feedback (negative-feedback) as frequencies approach DC. This not only provides for a stable and reliable amplifier, but also overcomes many of the obstacles regarding VOS mentioned earlier.

In addition to the global degenerative-feedback, local-feedback is employed in a number of locations for a total closed-loop gain of approximately 24. This technique raises the output impedance of the second stage common-collector bipolar pairs by way of a pair of common-drain MOSFETs; the inherently faster switching capabilities of the MOSFETs ensure less phase shift than their bipolar counterparts. This allows the output impedance of the driver stage to be independent of the modulating effects of amplitude and frequency on the junction capacitance's, hence one less contributor to a form of dynamic distortion. This compound driver stage therefore comprises a class "A" biased at 25mA. This common-collector stage provides a very low impedance and high current drive in addition to isolating the predriver's high output impedance from the non-linearity's of the low power MOSFET's input capacitance's.

This next low power stage is a common heat-sinked pair of complementary MOSFETs in a common-drain configuration, biased at approximately 30mA. These MOSFETs additionally ensure that the final output stage MOSFETs have sufficient gate drive current to charge and discharge the input capacitance of their gates. This allows for extra current when needed, particularly when driving low impedance speaker loads at high frequencies. The output stage not only provides the necessary signal gain, by way of current requirements, but also is susceptible to all the back EMF and cable reflections typical of any amplifier/speaker interface. This is compounded by the prevalence of exotic, time compensated speaker cables. These hardships imposed on the power amplifier are particularly true in a class "AB" design, and where audio signals are dealt with via a (supposedly) complementary stage. Regarding complementary output devices, typically their inherent mismatched parameters goes unnoticed or certainly improperly addressed. All the semiconductors used herein are individually tested and hand-selected for proper matching characteristics.

The output power stage is also a common-drain MOSFET configuration. Although a common-drain MOSFET output stage is less efficient than a common-source configuration, it is inherently more economical and more forgiving to device matching and henceforth current sharing. This makes for a consistently more reliable amplifier. A common-drain output stage requires the driver stage to swing the entire output voltage range, after subtracting bias voltage, this would require an additional dual polarity, but higher voltage power supply for the output stage to be capable of swinging from rail to rail.

While power MOSFETs have many advantages, one problem is the MOSFET's lower transconductance which results in considerable crossover distortion unless biased extremely high. Likewise harmonic distortion increases over bipolar, typically +10dB. Regardless of the aforementioned concerns the advantages outweigh the disadvantages in this application. The output devices chosen for this power amplifier are capable of operating extremely linear when biased at a minimum of 100mA and driven from the very stable and high current driver stage previously mentioned. Therefore this is the minimum bias current used here and why MOSFET's temperature coefficient is zero; this allows for practically no temperature drift, eliminating the need for an elaborate bias-tracking circuit.

The output stage is coupled to the amplifier output terminals through a quasi second-order low-pass filter. Though raising the measured damping factor, this decoupling network reduces THD at high frequencies and minimizes the risks of parasitic oscillations. The output inductor has an increasing impedance at high frequencies and henceforth prevents capacitive loads from shorting the output stage.
 Properly matching the output series inductor with an appropriate damping resistor minimizes the overshoot and ringing prevalent when driving into highly reactive loads by reducing the "Q" of the resonant circuit.

4.1.  Inouye I-250 Stereo Integrated Amplifier

As the purchasing power increases in North America due to the healthy economic condition, more and more people are considering buying an upscale audio product that is smaller and simpler in design but still offers an esoteric value as opposed to the mass market remote controlled surround sound mega systems available today. As a result of the change in market sentiment, the company has developed a prototype integrated stereo amplifier to accommodate this market segment. Although capable to be mass-produced, the construction and detailing that comes with the I-250 stereo integrated amplifier is first class all the way. It features a remote power supply which is unique in the industry for this type of product and price point. The prototype unit's performance has far exceeded all design and performance criteria to date. Requests has also been received from interested buyers to convert the I-250 stereo integrated amplifier with two channels to a multi-channel system that can be used for theater surround sound purposes. The company is currently researching the possibility of expanding the two channels to multi-channels system.

4.1.1.  Product Description

The I-250 integrated amplifier comprises two chassis. The remote power supply is housed in a 14 gauge aluminum chassis with matching lid. Finish is a semi-gloss, black epoxy enamel with gold silk-screening. The control chassis is housed in a black epoxy enameled, 16 gauge welded steel enclosure with 1/8 inch thick black anodized aluminum lid. All electronic components are securely mounted to a military specification double-side, PTH, glass epoxy circuit board. Circuit board silk-screening and component ident. has a flash point of 230oC. The front panel is a 3/8 inch thick glass-beaded natural anodized matte finished aluminum plate. All electronic components are securely mounted to three military specification doubled-side, PTH, glass epoxy circuit boards. Minimum continuous load is 3(.

The I-250 control chassis houses a dual-channel preamplifier stage, a dual-channel power amplifier section and six highly regulated power supplies. All switches in the audio path are military specification silver plated for long life and quiet operation. The main mother board includes a delay circuit that eliminates turn-on transients. Optional daughter boards are available for phono stage circuitry or additional line-stage outputs. Frequency response is greater than 200Hz. Noise is down 90dB for a 1V output. Power output is 50 watts RMS into 8( and 85 watts RMS into 4(.

The I-250 incorporates a four-stage push-pull audio power amplifier design comprising a complementary MOSFET output stage driven by fully discrete bipolar input and driver stages. This power amplifier was designed not as a no-holds-barred approach nor as an unusually esoteric design. Rather, a mid-priced, though, up-scale, high-end contender. It includes a cascoded and symmetrical differential-amplifier input stage, a voltage-amplifier gain-stage, a high-current, voltage-boosted buffer and dual VBE multipliers for bias stabilization. Hallmarks of power amplifiers in this price category often exhibit grainy high-frequencies and loose, uncontrolled, low-frequencies, typical symptoms of poor linearity and a high-frequency instability problem.

Emphasis has been put on increasing open-loop linearity as well as ensuring excellent stability into a variety of speaker loads that are as low in impedance as they are high in inductance, both real-world conditions. The thinking today has assumed that the only viable and perhaps the only practical solution to minimize low-frequency group-delay distortion is to eliminate the input coupling capacitor. A truly direct-coupled amplifier, with absolutely no capacitors in the signal path or feedback circuitry, can prove to be unreliable. The consequences can be a significant, and often unpredictable amount of VOS at the speaker terminals due to thermal drift, semiconductor mismatch or simply component aging. Another factor to consider is the non-standard output impedance typical of the average returned to ground via the lower output impedance of the preamplifier's output stage. It is not unusual to have a preamplifier with an output impedance ranging from as high as 10K( to lower than 10(.

The alternative to AC coupling is to compensate any VOS drift with a comparator and a servo amplifier. This method of controlling VOS is to examine the output for excess VOS and apply and offsetting voltage to the amplifier input. The problem arises when we remember that we must integrate the signal over its entirety and divide the result by the time during which it was examined. This gives us the average DC value of the waveform. Therefore any VOS reduction circuitry can only respond after the fact ... too late, since the waveform has already passed through the amplifier before the error can be distinguished from the signal. An audio-grade film capacitor is included as part of the input signal conditioning where signal is fed into a polypropylene bypassed polycarbonate film capacitor, which is sized to minimize low frequency phase shift. The radio frequency interference input filter follows and is incorporated to maximize RF suppression with an fhb of approximately 200kHz. This input signal conditioning forms a passive band-pass filter set at over a decade above and below the minimum requisite bandwidth of 20Hz-20KHz for minimal phase shift at the pass-band. This RC filter network not just a capacitor to ground, is in series with a small value resistor, providing an additional transfer function-a zero. This zero, eliminates an additional pole, and therefore an additional phase lag, otherwise the high frequency phase shift would eventually approach 90 , and be prone to oscillate.

Further low-frequency limiting is accomplished by a low ESR, electrolytic capacitor in the return leg of the global-feedback network. This capacitor guarantees that the output is referenced to ground potential due to the increasing degenerative-feedback (negative-feedback) as frequencies approach DC. This not only helps to stabilize the power amplifier, but also overcomes many of the obstacles regarding VOS mentioned earlier. The input stage illustrated comprises a symmetrical cascoded pair of differential-amplifiers. This input stage is essentially a voltage-difference amplifier to current-output converter. Although a differential amplifier has twice the perceived noise, Fletcher-Munson Effect, as compared to a single-ended amplifier, a well balanced differential amplifier can virtually eliminate 2nd-harmonic distortion and exhibit far greater power supply noise rejection, particularly at low-frequencies. Ideally the current-output seen at the collectors of a differential amplifier is completely independent of their respective input signals, only the voltage difference is amplified, hence common-mode rejection. Analysis of this error-correcting-stage has shown that perfectly matched transistors, matched in terms of VBE and hFE, would allow for the lowest possible VOS and total harmonic distortion. It is of particular importance to balance the collector currents to ensure the lowest 2nd-harmonic distortion figures.

The common practice today is to actively load each differential amplifier with a current mirror in order to ensure proper current balancing. Passively balancing the collector currents also has the advantage of not unnecessarily increasing differential amplifier gain that would otherwise occur due to the very high effective load impedance created by current mirror. This has only a marginal degradation on 2nd-harmonic distortion performance. This is in part owing to the very low load imposed by the following voltage-amplifier stage. Total harmonic distortion should therefore only be measurable at very high-frequencies. To further reduce the effects of common-mode signals, thereby encouraging the common-mode rejection, it is imperative to fully balance the AC impedance of the differential amplifiers as well. This involves more than simply equalizing resistor values. A truly balanced differential amplifier input stage lowers distortion by reducing its current-output in response too common-mode voltage-input. This reduction in the conversion process also decreases thermal drifts that could significantly degrade VOS. The benefits of cascoding are extremely important at this stage where regenerative-feedback is virtually ineffective for common-mode rejection and power supply noise rejection. Cascoding also increases the input stage's linearity and open-loop frequency response due to the minimization of the junction capacitance, Miller-effect, of the input transistors. Otherwise, this effect would adversely affect the total input impedance resulting in the total dynamic input capacitance being always equal to or greater than the sum of the transistor's static capacitances.

To maintain the high bandwidth and gain capability of the input stage, it's output impedance which is governed predominantly ROUT, must be terminated by a similar load impedance and a reasonably low capacitive load, CLOAD of the next amplifying stage. This is imperative to ensure a sufficient current swing at its output. The power amplifier's second stage is built around a complementary-cascode voltage-amplifier. The use of a cascode stage here serves the dual role of splitting the power dissipation between four devices as well as increasing open-loop frequency response. This stage provides the current-to-voltage conversion and provides the phase inversion necessary to drive the output stage drivers.
The lower frequency response typical of a common-emitter amplifier is enhanced with the cascode connected common-base transistors. These common-base transistors inherently have the best high-frequency response as well as very high voltage gain, although current gain is slightly less than unity. As large gain-stage, the voltage-amplifier can contribute a consequential amount of distortion if not linearized properly. First of all it is assumed that if linearization of gain at low-frequencies is addressed by the global-feedback network, then important, is the fact that, although the voltage-amplifier stage is essentially a high gain stage in it's own right, gain is difficult to maintain due to this stage's inherent sensitivity to loading. High gain must be maintained in order for local-feedback to be effective.

The benefits mentioned earlier from passively limiting the high-frequency response of the input stage is equally realized here by the action of Cdom passively limiting the high-frequency response of the voltage-amplifier stage. Another reason to include these capacitors is the ease at which linearization is accomplished. Linearization can be so successful that any harmonic distortion contribution will be predomiately lost in the noise floor and can be virtually ignored. As indicated previously, the load subjected to the differential amplifier stage should be as ideal as possible. High-frequency stability can easily be threatened by the cumulative phase errors that occur by cascading amplifier-stages. Therefore the emphasis during development of the input differential amplifier stage and voltage amplifier stage was to eliminate the possibility of any high-frequency oscillations.

The output stage is a highly biased class "AB" complementary push-pull source-follower (common-drain) MOSFET output stage. MOSFETs were chosen in view of the significantly less odd-order harmonic distortion that is contributed to the output signal than their bipolar junction transistor counterparts. This stage supplies all the current necessary for the speaker load. Connected to the output is another RC Zobel network which dampen any high-frequency resonances. This RC network terminates the output stage with a resistive load at high frequencies minimizing the possibility of oscillations. The inductor serves to isolate the power amplifier at high-frequencies from capacitive speaker/cable loads.

5.1  ELECTRONICS HOBBY KITS

Electronics Hobby Kits are electronic kits that come in a ideal assortment of project subjects as well as skill levels. A comprehensive instructional manual comes will all kits as well as an 800 number for the first time kit builder. The skill level required for assembly are ideal for the students




SCHEDULE B

DESCRIPTION OF INOUYE PRODUCTS

POWERLINE PRODUCTS
      Synergistic Power Line Conditioner
      VideoGuard
      VideoGuardPlus
      Inouye Synergistic Surge- Killer Technology
      Power Bar Plus
      PowerGuard System

AUDIO PRODUCTS
      PA-100 Power Amplifier
      PM-2 Preamplifier
      I-250 Stereo Integrated Amplifier

MPA -200 Mono Power Amplifier
      SPA -100 Stereo Power Amplifier
      THX 6 - Channel Power Amplifier
      DMP -20/50 Dual Mono Preamplifier
      HDS -10 Headphone Amplifier
      Moving -Coil Preamplifier

EDUCATIONAL
      Electronics Hobby Kit

LOUDSPEAKER PRODUCTS

      Modus I Speaker System
      Modus II Speaker System
      Modus III Speaker System
      Modus V Speaker  System
      Modus VIII Speaker  System



SCHEDULE C

INDEBTEDNESS

The debts of the Corporation shall, at closing, total no more than $25,000.00, some of which are payable to the Vendors.



SCHEDULE D

DEBTS, LIABILITIES, COST, CHARGES, AND EXPENSES IN RESPECT OF ASSETS DUE AND OWING BY THE CORPORATION

NIL


SCHEDULE E

INDEBTEDNESS

The debts of the Purchaser shall, at closing, total no more than $5,000.00, some of which are payable to the Directors.


SCHEDULE F

DEBTS, LIABILITIES, COST, CHARGES, AND EXPENSES DUE AND OWING BY THE
PURCHASER

NIL except as noted in Schedule ''E''.
1